Exhibit 99.1

TELENAV REPORTS SECOND QUARTER FISCAL 2012 FINANCIAL RESULTS

Sunnyvale, Calif. – January 26, 2012 – TeleNav, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced its financial results for the second quarter of fiscal 2012 ended December 31, 2011.

Financial Highlights

•	Revenue for the second quarter of fiscal 2012 was $53.2 million, an 11 percent increase over $48.0 million recorded in the second quarter of fiscal 2011.

•

Revenue from strategic growth areas, which include automotive, enterprise location-based services (LBS), mobile advertising and commerce and premium LBS, was $8.6 million, a 144 percent increase over the comparable quarter last year. Strategic growth areas represented 16 percent of total revenue in the period, up from 7 percent in the second quarter of fiscal 2011.

•	International revenue was $2.9 million, up 59 percent over the same quarter a year ago, driven primarily by growth in Mexico and China.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) for the second quarter of fiscal 2012 was $14.8 million and ending cash and investments totaled $187.9 million as of December 31, 2011.

•

Total subscribers as of the end of the quarter increased to 30.5 million, up from 27.9 million in the prior sequential quarter. Average monthly paid end users were 26.8 million in the second quarter of fiscal 2012, compared with 26.0 million in the prior sequential quarter and 19.6 million in the second fiscal quarter of 2011. End users of freemium products exceeded 3.3 million at December 31, 2011, up from approximately 1.7 million at September 30, 2011. Freemium products are free basic navigation services that are monetized through paid upgrades to premium products, as well as through advertising.

“In the second fiscal quarter, Telenav delivered solid financial results and continued to execute on its strategic and international growth initiatives, which together grew to 22 percent of total revenue for the quarter,” said HP Jin, president, CEO and co-founder of Telenav. “We continued to expand our reach as we grew total paid subscribers in the quarter and nearly doubled the user base of our freemium offerings through carriers and app stores.”

Mr. Jin continued, “As a leader in personalized navigation and LBS with a growing presence in automotive navigation services and mobile advertising, we are well positioned to capitalize on the large and growing market opportunities related to LBS and the mobile internet. We received an enthusiastic response to our new consumer-facing brand, Scout, a daily personal navigator that will be the first to work seamlessly on the web, mobile phones, and in cars. Scout was a top-three finalist for CNET’s 2012 Best of CES Award in the Car Tech category. It is designed to provide consumers with more than just directions from point A to point B, but rather to provide them with a personalized search, discovery, and navigation solution no matter where they are. We also believe that there will continue to be a strong global market opportunity in premium paid navigation, whether through carrier bundles, monthly recurring subscribers, or premium upsells. Although we expect a mix shift from paid to freemium offerings in the domestic carrier market will present challenges in the near term, we believe this market will continue to be an important source of distribution for our products and a meaningful source of cash flows to support continued innovation and long-term growth in our business.”

Net income for the second quarter of fiscal 2012 was $10.2 million, or $0.23 per diluted share, which compares with net income of $10.0 million, or $0.22 per diluted share, for the second quarter of fiscal 2011. Net income for the second quarter of fiscal 2012 benefited from a favorable tax ruling that reduced quarterly tax expense by approximately $2.1 million.

Non-GAAP net income for the second quarter of fiscal 2012 was $11.4 million, or $0.26 per diluted share, which compares with $10.8 million or $0.24 per diluted share in the second quarter of fiscal 2011. Non-GAAP net income excludes stock-based compensation expense net of the related tax effect.

Recent Business Highlights

•

In January 2012 at the Consumer Electronics Show, the company launched Scout™, the first daily personal navigator that will be seamlessly accessible across the web, smartphones, and in-car systems – offering users an easy and personalized discovery and navigation experience no matter where they are. Scout helps people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive. It is currently available at www.scout.me and as a free download in the Apple App Store.

•

Also in January 2012, Ford Motor Company announced that it has selected Scout by Telenav as the personalized navigation service to work with Ford SYNC® AppLink™. Available on select Ford Motor Company models, SYNC AppLink allows drivers to access various smartphone apps using voice commands and buttons on their steering wheel.

•

In December 2011, Telenav announced the development of the world’s first HTML5 browser-based, voice-guided, turn-by-turn GPS navigation service for mobile devices. By simply adding one line of code, developers of location-based mobile websites or apps will have a free and easy way to integrate full GPS turn-by-turn directions into their services, creating a more seamless user experience and increasing user engagement and time spent within their applications. Developer demand to beta test Telenav’s HTML5 technology has been strong and the company believes the technology will significantly extend its reach to new users and further enhance its position in mobile local advertising.

•

In November 2011, the company announced the introduction of Telenav Auto 2.0, a new version of its automotive navigation platform with mobile phone, cloud and deep vehicle integration. Telenav Auto 2.0 enables auto OEMs to have Scout’s seamless, personalized discovery and navigation experience across the web, mobile phones, and the car, helping drivers search, find and drive to places more reliably, easily and safely.

•

Telenav’s branded iPhone applications continued to be among the most highly ranked navigation apps (Scout was released earlier this month in the Lifestyle category) for iPhone in both the paid and free categories, with over 1.2 million downloads as of December 31, 2011.

Business Outlook

The company currently is in discussions related to its contract with Sprint, one of its largest customers. The contract expires as of December 31, 2012, however Sprint may terminate the obligations related to Telenav’s bundled navigation services beginning July 1, 2012, with 30 days prior notice to Telenav. The company believes that these discussions, if successful, will likely result in modifications to the duration, financial terms, and promotion of Telenav’s services offered to Sprint customers under the contract, as well as a significant reduction in revenue from Sprint related to the bundles, beginning in the quarter ending June 30, 2012. Telenav believes that its services provide excellent value to Sprint subscribers and is hopeful that it will reach agreement on an amendment and extension of the contract. However, there can be no assurance as to what specific terms may be achieved or if Sprint will remain a customer beyond the term of the current contract. If no changes to the current contract are agreed to by the parties, revenue recognized from the Sprint bundle relationship will not be reduced for at least the March and June quarters of 2012. In the quarter ended December 31, 2011, Sprint represented 38% of the company’s total revenue.

Based on uncertainties related to the Sprint contract, the company is not updating its guidance for the full fiscal year 2012 ending June 30, 2012 and investors should not rely upon previous guidance for the full fiscal year 2012.

For the third fiscal quarter ending March 31, 2012, Telenav offers the following guidance, which is predicated on management’s judgments and assumes no impact in the quarter from any potential amendment of its current agreement with Sprint.

For the third quarter of fiscal 2012 ending March 31, 2012:

•	Total revenue is expected to be $52 to $54 million;

•	Revenue from strategic growth areas and international is expected to be in the range of $13-$14 million;

•	Gross margin is expected to be in the range of 78 to 79 percent;

•	Non-GAAP operating expenses are expected to be $31 to $32 million, and exclude approximately $1.5 million in stock-based compensation expense;

•	GAAP net income is expected to be $5 to $6 million;

•	GAAP diluted net income per share is expected to be $0.11 to $0.13;

•	Non-GAAP net income is expected to be $6 to $7 million;

•	Non-GAAP diluted net income per share is expected to be $0.13 to $0.15;

•	Effective tax rate is expected to be approximately 37 percent; and

•	Weighted-average diluted shares outstanding are expected to be approximately 44 million.

The above information concerning guidance for the third fiscal quarter ending March 31, 2012 represents Telenav’s outlook only as of the date hereof, and Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

The company will host an investor conference call and live webcast at 2:00 p.m. PST (5:00 p.m. EST) today. To access the conference call, dial 888-215-6899 or 913-312-1276. The webcast will be accessible on Telenav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available approximately two hours after its completion and will be available through Tuesday, Jan. 31, 5:00 p.m. PST. To access the replay, please dial 888-203-1112 or 719-457-0820 and enter pass code 8842465.

Use of Non-GAAP Financial Measures

Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as net income and earnings per share information included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax effect of the GAAP stock compensation expenses that are being eliminated to arrive at the non-GAAP expenses.

Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Forward - Looking Statements

This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning Telenav’s anticipated or assumed future financial results, shares outstanding and anticipated business activities. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the risks associated with the renewal, if any, of our agreement with Sprint, the terms of such renewal being adverse as it relates to future revenue, term and other terms; fluctuations in Telenav’s quarterly and annual operating results; Telenav’s dependence on Sprint, AT&T, and Ford for a substantial majority of its revenue; changes in the contractual relationships with AT&T and other wireless carriers to whom Telenav provides services, as have occurred in the past; automotive equipment suppliers (“OEMs”) and consumer acceptance of Scout by TeleNav, Scout for Cars and other Scout applications; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history in the automotive navigation market; continued production of vehicles with and adoption by auto buyers of Telenav’s products offered by Ford and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav’s ability to increase revenue from premium services; successful conversion of freemium users to paid subscribers; Telenav’s inexperience in the mobile advertising market; Telenav’s ability to estimate and sustain or increase its revenue and profitability; Telenav incurring losses, Telenav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers and automotive OEMs; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon Telenav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.

Telenav’s mission is to help make people’s lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive. More than 30 million people worldwide already connect with our services from mobile phones, tablets, computers, cars, and developer applications.

We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and OEMs, app developers, advertisers and agencies, as well as enterprises large and small. Our partners include: AT&T, Bell Mobility, Boost Mobile, China Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.Telenav.com and www.scout.me.

Follow Telenav on Twitter at www.twitter.com/Telenav or on Facebook at www.facebook.com/Telenav.

Copyright 2012 Telenav, Inc. All Rights Reserved.

“Telenav,” “Scout,” “Scout by Telenav,” the Telenav and Scout logos, “Telenav.com” and “scout.me” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

Investor Relations Contact:

John Swenson

Telenav, Inc.

408.990.1422

johnsw@Telenav.com

Telenav, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2011	June 30, 2011 *
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$21,831	$24,053
Short-term investments	166,070	179,257
Accounts receivable, net of allowances of $384 and $356, at December 30, 2011 and June 30, 2011, respectively	18,697	30,711
Prepaid expenses and other current assets	14,818	9,654
Deferred income taxes	2,389	2,951

Total current assets	223,805	246,626
Property and equipment, net	17,916	9,079
Deferred income taxes, non-current	1,669	1,589
Deposits and other assets	7,366	3,333

Total assets	$250,756	$260,627

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,626	$3,176
Accrued compensation	10,783	7,847
Accrued royalties	3,161	4,154
Other accrued expenses	6,297	4,308
Deferred revenue	12,043	48,490
Income taxes payable	908	49

Total current liabilities	37,818	68,024
Deferred rent, non-current	7,174	8
Other long-term liabilities	3,639	4,129
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 43,400 shares
issued and 41,210 outstanding at December 31, 2011, and 42,984 issued and 41,823 outstanding at June 30, 2011	41	42
Additional paid-in capital	116,675	115,064
Accumulated other comprehensive income	359	537
Retained earnings	85,050	72,823

Total stockholders’ equity	202,125	188,466

Total liabilities and stockholders’ equity	$250,756	$260,627

*	Derived from audited consolidated financial statements as of and for the year ended June 30, 2011

Telenav, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue	$53,166	$48,022	$105,898	$99,122
Cost of revenue	9,945	8,828	20,261	17,680

Gross profit	43,221	39,194	85,637	81,442
Operating expenses:
Research and development	17,311	13,473	33,790	26,500
Sales and marketing	8,383	5,804	15,850	10,530
General and administrative	5,791	4,723	12,041	8,469

Total operating expenses	31,485	24,000	61,681	45,499

Income from operations	11,736	15,194	23,956	35,943
Interest income	371	170	753	267
Other income, net	137	78	247	178

Income before provision for income taxes	12,244	15,442	24,956	36,388
Provision for income taxes	2,001	5,402	6,529	13,990

Net income	$10,243	$10,040	$18,427	$22,398

Net income per share
Basic	$0.25	$0.24	$0.45	$0.53
Diluted	$0.23	$0.22	$0.41	$0.50
Weighted average shares used in computing net income per share
Basic	41,232	42,119	41,391	42,135
Diluted	43,921	44,894	44,511	44,925

Telenav, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended December 31,
	2011	2010
	(unaudited)
Operating activities
Net income	$18,427	$22,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,927	3,782
Accretion of premium on short-term investments	2,309	591
Stock-based compensation expense	2,492	1,759
Write-off of capitalized software	—	691
Excess tax benefit from stock-based compensation	(647)	(216)
Changes in operating assets and liabilities:
Accounts receivable	12,014	18,756
Deferred income taxes	1,242	933
Prepaid expenses and other current assets	(5,149)	(8,069)
Other assets	(2,855)	(1,661)
Accounts payable	(463)	(518)
Accrued compensation	2,936	983
Accrued royalties	(993)	536
Accrued expenses and other liabilities	1,031	2,178
Income taxes payable	1,829	(683)
Deferred rent	8,063	(160)
Deferred revenue	(36,720)	7,442

Net cash provided by operating activities	7,443	48,742

Investing activities
Purchases of property and equipment	(10,111)	(3,128)
Additions to capitalized software	(1,083)	(501)
Purchases of short-term investments	(56,313)	(127,575)
Proceeds from sales and maturities of short-term investments	67,141	13,899
Acquisitions, net of cash acquired	(1,768)	—

Net cash used in investing activities	(2,134)	(117,305)

Financing activities
Proceeds from exercise of stock options	1,244	551
Repurchase of common stock	(9,294)	(2,310)
Excess tax benefit from stock-based compensation	647	216

Net cash used in financing activities	(7,403)	(1,543)

Effect of exchange rate changes on cash and cash equivalents	(128)	(75)

Net decrease in cash and cash equivalents	(2,222)	(70,181)
Cash and cash equivalents, at beginning of period	24,053	112,862

Cash and cash equivalents, at end of period	$21,831	$42,681

Supplemental disclosure of cash flow information
Income taxes paid	$4,938	$19,321

Telenav, Inc.

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands except for per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
GAAP net income	$10,243	$10,040	$18,427	$22,398
Stock-based compensation:
Cost of revenue	21	22	48	47
Research and development	638	425	1,240	918
Sales and marketing	319	229	534	380
General and administrative	334	231	670	414

Total stock-based compensation	1,312	907	2,492	1,759
Tax effect of adding back stock-based compensation	(170)	(106)	(311)	(163)

Non-GAAP net income	$11,385	$10,841	$20,608	$23,994

Non-GAAP net income per share
Basic	$0.28	$0.26	$0.50	$0.57
Diluted	$0.26	$0.24	$0.46	$0.53
Weighted average shares used in computing non-GAAP net income per share
Basic	41,232	42,119	41,391	42,135
Diluted	43,921	44,894	44,511	44,925